Exhibit 99.1

IMAGE ENTERTAINMENT DECLARES BTP ACQUISITION COMPANY IN BREACH
OF MERGER AGREEMENT AND CT1 HOLDINGS IN BREACH OF OUTPUT
DISTRIBUTION AGREEMENT

IMAGE PREPARED TO CLOSE MERGER IF BTP DEMONSTRATES ABILITY TO FINANCE TRANSACTION

CHATSWORTH, Calif. – January 25, 2008 – Image Entertainment, Inc. (NASDAQ: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, announced today that it notified BTP Acquisition Company, LLC, an affiliate of David Bergstein, that BTP is in breach of the amended and restated merger agreement, dated June 27, 2007, and notified CT1 Holdings that CT1 is in breach of the output distribution agreement, dated December 7, 2007.

Under the merger agreement, BTP agreed to acquire 94% of the outstanding common stock of Image Entertainment for $4.68 per share in cash.

The merger agreement provides that BTP would keep Image informed of the status of the financing necessary for BTP to complete the merger. Over the last several days Image has requested such information, and on the evening of January 24, 2008, BTP refused to provide such information. Image notified BTP that such refusal constituted a breach of the merger agreement, and an anticipatory breach of the scheduled February 1, 2008 closing. With the assistance of legal counsel, the Image board of directors is evaluating all available options and remedies, including termination of the merger agreement and collection of the $4.2 million business interruption fee.

BTP has notified Image that it believes Image is in breach of the merger agreement, thereby excusing BTP from closing the merger. Image disputes BTP’s claims and intends to protect the interests of its stockholders.

Image also notified CT1 Holdings, an affiliate of David Bergstein and the parent company of Capitol Films and ThinkFilm, that CT1 is in breach of the output distribution agreement that Image entered into with it in consideration of extending the closing date of the merger from December 7, 2007 to January 14, 2008. CT1 has notified Image that it believes Image is in breach of the output distribution agreement and has revoked the authority to distribute its programming under the agreement. Image disputes CT1’s claims and is evaluating all of its legal rights and remedies, including submitting the dispute to arbitration and seeking provisional relief. In order to protect its rights and the interests of its stockholders, Image filed a lawsuit in the Los Angeles County Superior Court on the afternoon of January 24, 2008 against CT1 Holdings, BTP Acquisition Company and ThinkFilm asserting causes of action for breach of contract under the output distribution agreement and declaratory relief.

A spokesman for Image stated: “In exchange for the $3 million deposited by BTP in a trust account and the execution of the output distribution agreement with CT1 Holdings, Image granted numerous requests by BTP to extend the closing date to allow BTP the time to finalize the required financing for the merger. We are very disappointed that after granting these extensions, BTP has refused a week before the scheduled closing date to provide us with the status and availability of the financing. If BTP can demonstrate to our satisfaction that it has the ability to finance the transaction, Image is ready to close. If not, we have no choice but to exercise our rights under the merger agreement, seek collection of the $4.2 million business interruption fee and pursue all other available remedies.”

About Image Entertainment:

Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,000 exclusive DVD titles and approximately 250 exclusive CD titles in domestic release and approximately 450 programs internationally via sublicense agreements.  For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks.  The Company is headquartered in Chatsworth, California.  For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, the proposed merger transaction described in this press release. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, changes in the retail DVD and entertainment industries, and our inability to effectively manage future growth from the CTI Holdings distribution agreement. For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q. In addition, we may not be able to complete the proposed transaction on the amended terms or other acceptable terms, or at all, due to a number of factors, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Image Entertainment and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to satisfy conditions to the completion of the merger, (4) the failure to obtain the necessary financing provided for in commitment letters received prior to execution of the definitive agreement; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of any indebtedness incurred to finance the consummation of the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Image Contact:
Jeff M. Framer
818-407-9100 ext. 299
jframer@image-entertainment.com